EXHIBIT 11


                                   PAGE 1

                 COMPUTATION OF NET INCOME PER COMMON SHARE
                                 (UNAUDITED)
                            DOLLARS IN THOUSANDS


                            Thirteen Weeks Ended    Thirty-Nine Weeks Ended
                           October 28, October 29,  October 28, October 29,
                                  1995        1994         1995        1994

The computation of net
  income available and
  adjusted shares
  outstanding follows:

Net income                     $33,877     $32,788      $17,100     $70,953

Less:
  Preferred stock dividends          -           -       (5,367)     (5,367)

Net income used for primary
  and fully diluted
  computation                  $33,877     $32,788      $11,733     $65,586



Weighted average number
  of common shares          72,414,610  73,237,536   72,412,265  73,395,797
  outstanding

Add (where dilutive):
  Assumed exercise of those
  options that are common
  stock equivalents, net of
  treasury shares deemed to
  have been repurchased         72,373     256,765       72,270     420,975

  Assumed exercise of
  convertible preferred
  stock                      4,371,199   4,371,199            -           -

Adjusted shares out-
  standing, used for
  primary and fully
  diluted computation       76,858,182  77,865,500   72,484,535  73,816,772